Exhibit 10.13.1

October 7, 2013

David Meyers

298 Highland Park Drive

Birmingham, AL 35242

Dear David,

I am pleased to confirm our offer of employment to you for the position of incumbent Chief Operating Officer at StoneMor GP LLC (“StoneMor” or “Company”), the General Partner of StoneMor Partners, L.P., effective October 22, 2013. In this position you will report to Larry Miller, Chief Executive Officer of StoneMor.

The terms of our employment offer include:

1.)	Annual Base Salary: starting salary $300,000 per year and paid on a weekly basis pursuant to standard Company payroll practices and subject to all normal tax withholdings and deductions.

2.)	Target Annual Bonus: up to a maximum of 25% of Annual Base Salary. The sum of $75,000 is guaranteed as the minimum annual bonus for the first full calendar year of employment only, i.e. calendar year 2014. Except for the minimum guaranteed annual bonus for 2014, all annual bonus payments are at the discretion of the Compensation Committee of the Board of Directors of StoneMor.

3.)	Hiring Bonus: $12,500, paid November 1, 2013.

4.)	Award under Long Term Incentive Plan (“Plan”): 25,000 Unit Appreciation Rights, subject to approval of the Compensation Committee of the Board of Directors, with a base exercise price equal to the closing market price on October 21, 2013, with a 4 year level monthly vesting schedule, subject to the terms and conditions set forth in the Plan and our standard Unit Appreciation Rights Agreement.

5.)	Relocation Benefit: Temporary housing for 120 days at Company’s expense in an apartment. Company will cover the customary buyer’s closing costs (excluding down payment) for the purchase of a home. Home must be purchased by December 31, 2014 in order to receive benefit. Moving expenses to be reimbursed pursuant to standard Company practice and after submission of 3 competitive bids. This benefit is subject to the enclosed Payback Agreement. Please provide us with the 3 bids for your moving expenses at your earliest convenience. If any items are not covered from the bids, we will advise so that you can determine any out of pocket costs attributable to you.

6.)	Other Fringe Benefits: Eligible after 90 days subject to the terms and conditions of each Company sponsored benefits plan to which you are eligible. Summary Plan Descriptions will be provided upon request.

7.)	Company to provide a cell phone and basic plan of its choosing.

8.)	Travel Expenses: Covered by the Company expense policy.

9.)	Time Off and Vacation: Time Off approved at Management discretion.

As with all employees, this offer is contingent upon completion of a successful reference and background check. Further, you will be required to provide legal documentation of your identity and right to work in the Unite States. All employees joining StoneMor in a position of key responsibility are required to sign a “Confidentiality and Non-Compete Agreement.” The Confidentiality and Non-Compete Agreement is attached to this letter, and must be signed and returned by you before your first day of employment. Failure to successfully meet any of these conditions will result in an immediate withdrawal of the offer of employment.

Your employment is subject to the Company policies which are set forth in the Company’s Employee Handbook, as amended from time to time, including its Code of Ethics.

This offer does not fix a term of your employment, and as such, you will be employer “at-will”. Both StoneMor and you reserve the right to terminate the employment relationship at any time upon reasonable prior notice to the extent practical, for any reason (or no reason).

311 Veterans Hwy, Suite B – Levittown, PA 19056

Tel: 215.826.2800

By accepting this offer, you are confirming that you are not subject to a confidentiality or non-compete (or similar obligation) with any prior employer that would limit your ability to accept and execute this position with StoneMor.

I want to emphasize I am confident you have the personal and professional qualifications to be a real contributor to the future success of StoneMor. In this regard, I know that Larry Miller and the rest of the team joins me in sharing how much we look forward to working with you.

In considering this offer, please do not hesitate to contact me for further information.

David, if you accept the terms set forth in the offer letter, I request that you sign and return a copy to me no later than October 22, 2013.

I look forward to your response.

Sincerely,

/s/ Penny Casey

Penny Casey

Vice President of Human Resources

ACCEPTED AND APPROVED:

/s/ David Meyers
David Meyers

Effective As Of October 22, 2013